EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2017 Q2 RESULTS

PARK CITY, Utah, Apr 27, 2017/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2017 second quarter ended March 31, 2017. Net sales for the fiscal 2017 second quarter were $61.2 million, compared to $59.5 million for the same quarter of fiscal 2016. For the second quarter of fiscal 2017, net income was $4.5 million, or $0.48 diluted earnings per share, compared to net income of $4.6 million, or $0.49 diluted earnings per share, for the same quarter of fiscal 2016.
Net sales for the six months ended March 31, 2017 were $117.8 million, compared to $115.5 million for the same period of fiscal 2016. For the six months ended March 31, 2017, net income was $8.7 million, or $0.94 diluted earnings per share, compared to net income of $8.9 million, or $0.94 diluted earnings per share, for the same period of fiscal 2016.
Operating cash flow for the six months ended March 31, 2017 was $11.8 million, compared to $17.3 million for the same period of fiscal 2016. The operating cash flow for the six months ended March 31, 2017, combined with existing cash, was primarily used to repay net borrowings of $7.0 million on the Company’s revolving credit facility, to invest $4.3 million in purchases of property, plant and equipment and to pay a cash dividend to stockholders of $1.2 million.
Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2017 second quarter net sales grew at 2.9% over the prior year, which included growth both domestically and internationally. Gross profit, net income and Adjusted EBITDA remained solid. A number of enhanced marketing and sales initiatives were rolled out in the second quarter, which we are hopeful will expand customer sales in several of our business channels throughout 2017 and beyond. Additional initiatives are in development.”
Mr. Gay continued, “Our pursuit of complementary growth opportunities in alternative natural product channels, like the direct-to-consumer channel, led us to complete the acquisition of the Zhou Nutrition brand in the first week of April. This approximate $19.8 million acquisition accelerated our entrance into internet sales, which was already a key 2016 internal investment initiative. During the first quarter of fiscal 2017, we commenced a re-alignment of our marketing, sales and administrative groups.

We expect that by the end of fiscal 2017, the annualized reduction in employee expenses going forward will exceed $4.0 million per year.”
On a final note, Mr. Gay commented that, “The company is remodeling and investing in new equipment for its Tulsa, Oklahoma facility so it can increase efficiency and accommodate the relocation of its New York liquid fill operations. We feel that we are at an exciting juncture for the company’s future. We believe that the various initiatives we are pursuing present an exceptional opportunity for future organic and new channel growth and we are optimistic about their potential. Management is appreciative of our stakeholders’ support for our long-term business strategy.”

ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.
We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s®. We also own health food stores, which operate under the trade name Fresh Vitamins®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

# # #

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	March 31, 2017	September 30, 2016
Assets
Current assets, net	$96,993	$93,866
Property, plant and equipment, net	82,242	83,048
Goodwill	30,925	30,925
Other non-current assets, net	26,445	28,016
	$236,605	$235,855
Liabilities and Stockholders' Equity
Current liabilities	$20,127	$20,165
Long-term liabilities	36,502	43,700
Stockholders' equity	179,976	171,990
	$236,605	$235,855

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Net sales	$61,215	$59,492	$117,834	$115,451
Cost of sales	30,140	29,163	57,819	57,014
Gross profit	31,075	30,329	60,015	58,437
Operating expenses
Selling, general and administrative	23,011	21,779	44,266	42,121
Amortization of intangible assets	908	999	1,826	1,980
Income from operations	7,156	7,551	13,923	14,336
Interest and other expense, net	312	322	642	596
Income before provision for income taxes	6,844	7,229	13,281	13,740
Provision for income taxes	2,382	2,611	4,618	4,881
Net income	$4,462	$4,618	$8,663	$8,859
Net income per common share
Basic	$0.48	$0.49	$0.94	$0.94
Diluted	0.48	0.49	0.94	0.94
Weighted average common shares outstanding
Basic	9,246,328	9,401,972	9,229,143	9,430,878
Diluted	9,246,328	9,401,972	9,229,143	9,430,878

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Net income	$4,462	$4,618	$8,663	$8,859
Provision for income taxes	2,382	2,611	4,618	4,881
Interest and other expense, net (1)	312	322	642	596
Depreciation and amortization	3,524	3,538	7,084	7,020
Adjusted EBITDA	$10,680	$11,089	$21,007	$21,356

(1)	Includes amortization of deferred financing fees.

Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers, investors and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.